Exhibit 99.1

Newmont to Appeal Indonesian Court Ruling Contradicting Contract of Work

DENVER, November 30, 2010 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or “the Company”) today announced that its subsidiary, Newmont Indonesia Limited (“NIL”), along with Nusa Tenggara Mining Corporation (“NTMC”), a subsidiary of Sumitomo Corporation, will appeal a ruling issued earlier today by the South Jakarta District Court, finding that PT Pukuafu Indah (“PTPI”) has an entitlement to receive the 31% stake in PT Newmont Nusa Tenggara (“PTNNT”) that NIL and NTMC are required to divest and awarding PTPI monetary damages of approximately $27 million.

PTPI claimed in the suit that NIL and NTMC acted unlawfully by complying with PTNNT’s Contract of Work and a March 2009 arbitration decision requiring them to divest shares in PTNNT to a party nominated by the Government of Indonesia (“Government”). The arbitration decision led to NIL and NTMC divesting 24% of PTNNT’s shares to PT Multi Daerah Bersaing, as directed by the Government. NIL and NTMC are in the concluding stages of working with the Government to divest the final 7% stake in PTNNT.

“The arbitration process was followed for the purpose of clarifying the Government’s and the foreign shareholders’ rights and obligations on divestiture,” said Blake Rhodes, Vice President and Deputy General Counsel of Newmont. “NIL and NTMC properly divested 24% of PTNNT to the party nominated by the Government. We are confident that the appellate courts will reverse this decision, which not only contradicts the 2009 arbitration award but also PTNNT’s Contract of Work with the Government.”

The Contract of Work expressly provides that PTNNT “...shall ensure that its shares owned by the Foreign Investor(s) [NIL and NTMC] are offered either for sale or issue firstly, to the Government....” NIL and NTMC complied with this requirement. Moreover, in connection with the Company extending financing to PTPI in December 2009, PTPI signed a release agreement to cease prosecution of its claims pertaining to the divestiture shares, including the claim decided today. In August, to enforce the release agreement, Newmont filed an arbitration claim against PTPI in the Singapore International Arbitration Centre. In October, the arbitration panel granted Newmont interim relief that restrained PTPI from further prosecution of its Indonesian suits. PTPI has failed to abide by the terms of the release agreement as well as the interim order.

The decision of the South Jakarta District Court, the court of first instance in Indonesia, will be appealed by NIL and NTMC to the High Court. During the appeal process, today’s decision will not be enforceable and will have no effect on the current shareholdings in PTNNT or the operation of the Batu Hijau mine.

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Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections and other applicable laws.  Such forward-looking statements include, without limitation, expectations related to government and contractual relations, judicial outcomes, dispute resolution and future divestitures of shares in PTNNT.  Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Such risks include, but are not limited to, political, judicial and operational risks in Indonesia. As a result, there can be no assurance that the Company and its subsidiaries would prevail in any arbitrations or judicial proceedings and that the Company will not experience a diminution in our ownership interest or the value of our interests in PTNNT in the future. For a more detailed discussion of risks and other factors, see the Company’s 2009 Annual Report on Form 10-K, filed on February 25, 2010, with the Securities and Exchange Commission, as well as the Company’s other SEC filings.  The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Continued reliance on “forward-looking statements” is at investors’ own risk.